EXHIBIT 5

ALSTON&BIRD LLP

3201 Beechleaf Court, Suite 600

Raleigh, NC 27604-1062

919-862-2200

Fax: 919-862-2260

www.alston.com

August 16, 2004

Duke Realty Limited Partnership

600 East 96th Street, Suite 100

Indianapolis, IN 46240

Ladies and Gentlemen:

We are acting as counsel to Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership”), in connection with a registration statement on Form S-3, file no. 333-108557-01 (as amended, the “Registration Statement”) filed by the Operating Partnership and Duke Realty Corporation, an Indiana corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), to register, among other securities, $500 million of the Operating Partnership’s debt securities which may be offered from time to time by the Operating Partnership.  The Operating Partnership has filed a prospectus supplement relating to the offering of up to $250,000,000 in aggregate principal amount of 5.40% Notes due 2014 (the “Notes”).  This opinion letter is supplemental to the opinion letter filed as Exhibit 5 to the Registration Statement.

We have examined copies of the indenture and supplemental indenture pursuant to which the Notes are to be issued (collectively, the “Indenture”) and have made such further legal and factual examinations and investigations as we, in our professional judgment, have deemed appropriate to render the opinion contained herein.  As to various questions of fact material to our opinions, we have relied upon certificates of, or communications with, officers of the Company, which is the sole general partner of the Operating Partnership, including but not limited to a certificate of the secretary of the Company rendered in connection with the closing of the sale of the Notes as to actions taken by or on behalf of the Board of Directors of the Company.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	601 Pennsylvania Avenue, N.W. North Building, 10th Floor Washington, DC 20004-2601 202-756-3300 Fax: 202-756-3333

This opinion letter is based as to matters of law solely on the Indiana Business Corporation Law and the Indiana Revised Uniform Limited Partnership Act.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, the issuance of the Notes has been duly authorized by the Company as general partner of the Partnership and when (a) the applicable provisions of the Act and such state “blue sky” or securities laws as may be applicable have been complied with and (b) the Notes have been issued and delivered for value as contemplated in the Registration Statement and duly authenticated by the trustee under the Indenture, such Notes will be legally issued and will be binding obligations of the Operating Partnership.

To the extent that the obligations of the Operating Partnership under the Indenture may be dependent upon such matters, we have assumed the following for purposes of this opinion: (i) the trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the trustee enforceable in accordance with its terms; (iii) the trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and (iv) the trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

The opinion set forth above is subject to the following exceptions, limitations and qualifications: (i) enforceability of the Notes may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) enforceability of the Notes may be limited by general principles of equity, whether enforcement is considered in a proceeding in equity or law, in the discretion of the court before which any proceeding therefor may be brought; (iii) provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy may be unenforceable; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in the Indenture; and (v) we express no opinion with respect to whether acceleration of the Notes may affect the collectibility of any portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

The opinion expressed herein is as of the date hereof.  We assume no obligation to advise you of any changes in applicable law or other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Partner